Exhibit 11

WESTAMERICA BANCORPORATION
COMPUTATION OF EARNINGS PER SHARE ON
COMMON AND COMMON EQUIVALENT SHARES
AND ON COMMON SHARES ASSUMING FULL DILUTION



                                      For the three months ended
                                               June 30,
                                        -----------------------
                                            1995        1994 *
                                           -----        ------
Weighted average number of common
   shares outstanding                  9,563,824     9,601,033
Assumed exercise on certain options      170,566        81,439
                                       ---------     ---------
           Total                       9,734,390     9,682,472
                                       =========     =========

Net income  (in thousands)                $7,632        $6,340


Fully-diluted earnings per share          0.78 #         $0.65
                                          ======         =====

Primary earnings per share                 $0.80         $0.66
                                           =====         =====

* Data has been restated on a historical basis to reflect the January 31, 1995 acquisition of PV Financial and the June 6,
1995 acquisition of CapitolBank on a pooling-of-interest basis.
# Anti-dilutive

                                       For the six months ended
                                               June 30,
                                         ---------------------
                                            1995        1994 *
                                           -----        ------
Weighted average number of common
   shares outstanding                  9,571,680     9,597,254
Assumed exercise on certain options      163,488        77,773
                                       ---------     ---------
                                       9,735,168     9,675,027
                                      ==========        ======

Net income  (in thousands)               $15,192       $13,141


Fully-diluted earnings per share          1.56 #         $1.36
                                          ======          ====

Primary earnings per share                 $1.59         $1.37
                                            ====          ====

* Data has been restated on a historical basis to reflect the January 31, 1995 acquisition of PV Financial and the June 6,
1995 acquisition of CapitolBank on a pooling-of-interest basis.
# Anti-dilutive